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                                                                    EXHIBIT 99.1


             LANNETT COMPANY REPORTS SALES AND EARNINGS RESULTS FOR
              ITS 3RD QUARTER AND FIRST NINE MONTHS OF FISCAL 2004



         PHILADELPHIA, PA -- April 27, 2004 -- LANNETT COMPANY, INC. (AMEX:
LCI), a manufacturer of generic pharmaceuticals, announced its results of operations for the quarter ended and nine months ended March 31, 2004.

         The following table presents Lannett's unaudited results of operations for the quarters ended March 31, 2004 and March 31, 2003 and the nine-month periods ended March 31, 2004 and March 31, 2003:

                                       3/31/04       3/31/03          3/31/04      3/31/03
                                      Unaudited     Unaudited        Unaudited    Unaudited
                                      (In thousands, except         (In thousands, except
                                  for Diluted Income per Share)   for Diluted Income per Share)
Net Sales                              $16,001       $11,020          $45,796      $30,330
Cost of Sales                            6,948         3,977           18,405       11,778
                                       -------       -------          -------      -------
Gross Profit                             9,053         7,043           27,391       18,552
Research & Development Expenses          1,362           683            3,501        1,669
Selling, General & Admin.
  Expenses                               2,276         1,067            6,180        3,224
                                       -------       -------          -------      -------
Operating Profit                         5,415         5,293           17,710       13,659
Other Income/(Expense)                       2          (123)               4         (161)
                                       -------       -------          -------      -------
Income Before Taxes                      5,417         5,170           17,714       13,498
Income Tax Expense                       2,218         1,914            7,258        4,928
                                       -------       -------          -------      -------
Net Income                               3,199         3,256           10,456        8,570
                                       =======       =======          =======      =======

Diluted Income per Share               $  0.16       $  0.16          $  0.52      $  0.43
                                       =======       =======          =======      =======




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         Arthur Bedrosian, Lannett's President, commenting on the results for the quarter, stated, "Lannett is pleased with its results of operations for the third quarter of this Fiscal 2004 year. Sales for the quarter ended March 31, 2004 increased by 45% from sales for the quarter ended March 31, 2003. For the nine months ended March 31, 2004, sales increased by 51% from sales for the nine months ended March 31, 2003. Sales increased due to the introduction of new products, including Levothyroxine Sodium tablets and Unithroid tablets, and the increase in sales of a portion of the Company's other products. Our net sales revenue remained consistent with the prior quarter (Second Quarter Fiscal 2004) because the Company has not introduced a new product on the market since August of 2003, when the Company launched its sales and distribution campaign for Unithroid tablets.

         The Company has embarked on a mission to improve its long-term value, and competitive position in the generic marketplace. This involves a strategy to invest heavily in research and development (R&D) projects, and to continually improve our operating infrastructure. We have invested in several R&D projects, and expect those investments to be paid back as we submit Abbreviated New Drug Applications (ANDAs) to the Food and Drug Administration (FDA), and gain marketing approval for such drugs. The Company is also working on other R&D projects, including drug products which do not require FDA approval, and agreements with third parties for various new product initiatives. The cost of such programs are part of our expenses for


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the current period. Spending on R&D increased to $3.5 million for the nine months ended March 31, 2004 compared to $1.7 million for the same period of the prior year.

         In addition to the R&D program, the Company has taken steps to ensure that its operating infrastructure is strong. This includes instituting internal controls, consistent with the Sarbanes-Oxley Act of 2002, implementing an integrated Enterprise Resource Planning (ERP) system and related Electronic Data Interchange (EDI) capabilities, continuing to expand the knowledge and education of our employees through various training and educational programs, recruiting and hiring experienced managers and supervisors with specialized knowledge in diverse functions and establishing compensation programs to provide for additional incentive awards. In addition to these efforts, the Company has increased its sales and marketing endeavors by hiring an additional sales representative, and expanding the advertising campaigns for its new products. These actions have increased the Company's selling, general and administrative (SG&A) expenses in the current periods noted. Total SG&A expenses increased to $6.2 million for the nine months ended March 31, 2004 compared to $3.2 million for the same period of the prior year." In addition to higher SG&A expenses, the Company's effective income tax rate increased in the current periods due to higher federal, state and local tax liabilities.

         Lannett continues to have a strong balance sheet with an excellent working capital ratio. As of March 31, 2004, the Company had a cash position of $7.9 million,


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net accounts receivable of $12.3 million, inventory of $10.3 million, current liabilities of $5.9 million and stockholders equity of $32.4 million.

         The Company's common stock trades on the American Stock Exchange under the symbol "LCI". For more information please call Investor Relations at 215/333-9000.

         THIS PRESS RELEASE CONTAINS CERTAIN STATEMENTS OF A FORWARD-LOOKING NATURE RELATING TO FUTURE EVENTS OR FUTURE BUSINESS PERFORMANCE. ANY SUCH STATEMENTS THAT REFER TO LANNETT'S ESTIMATED OR ANTICIPATED FUTURE FINANCIAL RESULTS, FUTURE INVENTORY LEVELS, FUTURE COMPETITION OR PRICING, FUTURE LEVELS OF OPERATING EXPENSES, PRODUCT DEVELOPMENT EFFORTS OR PERFORMANCE, OR OTHER NON-HISTORICAL FACTS ARE FORWARD-LOOKING AND REFLECT LANNETT'S CURRENT PERSPECTIVE OF EXISTING TRENDS AND INFORMATION. THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES THAT CANNOT BE PREDICTED OR QUANTIFIED AND, CONSEQUENTLY, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH RISKS AND UNCERTAINTIES INCLUDE, AMONG OTHERS, THE UNCERTAINTY THAT ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE PRELIMINARY RESULTS DESCRIBED IN THIS PRESS RELEASE, RATES OF SALE OF CUSTOMER INVENTORIES, THE SUCCESS OF LANNETT'S PRODUCT DEVELOPMENT ACTIVITIES AND THE TIMELINESS WITH WHICH REGULATORY AUTHORIZATIONS AND PRODUCT ROLL-OUT MAY BE ACHIEVED, MARKET ACCEPTANCE OF LANNETT'S PRODUCTS AND THE IMPACT OF COMPETITIVE PRODUCTS AND PRICING, THE AVAILABILITY ON COMMERCIALLY REASONABLE TERMS OF RAW MATERIALS AND OTHER THIRD PARTY SOURCED PRODUCTS, SUCCESSFUL COMPLIANCE WITH EXTENSIVE, COSTLY, COMPLEX AND EVOLVING GOVERNMENTAL REGULATIONS AND RESTRICTIONS, EXPOSURE TO PRODUCT LIABILITY AND OTHER LAWSUITS AND CONTINGENCIES, AND OTHER RISKS AND UNCERTAINTIES DETAILED IN LANNETT'S MOST RECENT FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING BUT NOT LIMITED TO: LANNETT'S ANNUAL REPORT AND FORM 10-KSB FOR THE YEAR ENDED JUNE 30, 2003.

                                       ###